Exhibit 99.1

Macondray Capital Acquisition Corp. I

Announces Pricing of $250 Million Initial Public Offering

June 30, 2021 06:49 PM Eastern Daylight Time

MENLO PARK, Calif.--(BUSINESSWIRE)--Macondray Capital Acquisition Corp. I (the “Company”) announced today the pricing of its initial public offering of 25,000,000 units at $10.00 per unit. The units will be listed on the Nasdaq Capital Market (“Nasdaq”) in the United States and trade under the ticker symbol “DRAYU” beginning on July 1, 2021.

Each unit offered for sale consists of one of the Company’s Class A ordinary shares and one-third of a redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the Nasdaq under the symbols “DRAY” and “DRAYW,” respectively. The offering is expected to close on July 6, 2021, subject to customary closing conditions.

B. Riley Securities, Inc. is serving as the sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,750,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained from B. Riley Securities, Inc. at 1300 North 17th Street, Suite 1300, Arlington, VA 22209 or by calling (703) 312-9580 or by emailing prospectuses@brileyfin.com.

A registration statement relating to the securities has been declared effective by the Securities and Exchange Commission (“SEC”) on June 30, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities issued by the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About Macondray Capital Acquisition Corp. I

Macondray Capital Acquisition Corp. I is a special purpose acquisition company and was formed for the purpose of effecting a merger, amalgamation, share exchange, reorganization or other similar transaction with one or more businesses. The Company has not selected any specific business combination target but intends to focus its search on companies with an aggregate enterprise value of approximately $1.5 billion and up in the software, data and technology, media and telecom industries.

Contacts

Macondray Capital Acquisition Corp. I

Lance Conn

+1 (650) 422-2001

investor@macondraycap.com

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